Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304

February 14, 2019

Vital Therapies, Inc.

15222-B Avenue of Science

San Diego, California 92128

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Vital Therapies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to 600,000,000 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, to be issued in connection with the share exchange contemplated by the Exchange Agreement dated as of January 6, 2019, by and among the Company, Immunic AG (“Immunic”), and the shareholders of Immunic (the “Exchange Agreement”), which Exchange Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Exchange Agreement, will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed, as contemplated by the Registration Statement, that (i) prior to the issuance of any Shares, an amendment to the Company’s Amended and Restated Certificate of Incorporation effecting a reverse split of 1 share for at least every 30 shares of outstanding Common Stock shall have occurred and be in effect (the “Split”), and (ii) the actual number of Shares that may be issued in connection with the Exchange Agreement will thus be the pre-Split amount used in the foregoing paragraph as adjusted for the Split. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP